Exhibit 99.1

VIAD CORP ANNOUNCES MANDATORY CONVERSION DATE

FOR 5.5% CONVERTIBLE SERIES A PREFERRED STOCK

SCOTTSDALE, Ariz., December 9, 2024 – Viad Corp (NYSE: VVI) (“Viad” or the “Company”) today announced that it achieved the Company’s right to convert (the “Mandatory Conversion”) all of its outstanding shares of Convertible Series A Preferred Stock (the “Preferred Stock”), which carries a dividend of 5.5%, and delivered a notice of Mandatory Conversion to Crestview Partners, the holder of the Preferred Stock.

The Company’s Mandatory Conversion right was achieved on December 6, 2024, as a result of Viad’s common stock exceeding a volume-weighted-average price in excess of $42.50 for 20 out of 30 consecutive trading days.

The Company has established December 31, 2024 as the effective date for the Mandatory Conversion, at which time, all 135,000 shares of Preferred Stock will be converted into approximately 6.7 million shares of Viad common stock, and no additional dividends will accrue or be payable on the Preferred Stock. Currently, there are approximately 21.3 million shares of Viad common stock outstanding.

“We are pleased to have reached this important milestone based on our strong stock-price performance,” said Steve Moster, President and Chief Executive Officer of Viad. “Converting the shares of preferred stock held by Crestview Partners enables us to simplify our capital structure and avoid cash dividend payments of $8 million annually. We are grateful to Crestview for their support and confidence in our business and our strategic direction.”

“We are very proud of our relationship with the Company and are excited about the opportunity for Pursuit to accelerate growth as a standalone public company following the transformative sale of GES,” said Brian Cassidy, President and Head of Media at Crestview and Viad Board Member.

As previously announced, Pursuit will launch as a standalone publicly traded company upon the sale of Viad’s GES business, which is expected to close on December 31, 2024. As an independent, high-growth and high margin business, Pursuit will have the financial flexibility and balance sheet capacity to accelerate its Refresh, Build, Buy growth strategy and capitalize on its substantial growth prospects in the attractions and hospitality space. Upon completion of the transaction, Viad intends to change its corporate name and relaunch as Pursuit and change its NYSE common stock ticker symbol to PRSU.

About Viad

Viad (NYSE: VVI) is a leading global provider of extraordinary experiences, including attractions, hospitality, exhibition services, and experiential marketing through two businesses: Pursuit and GES. Our business strategy focuses on delivering extraordinary experiences for our teams, clients and guests, and significant and sustainable growth and above-market returns for our shareholders. Viad is an S&P SmallCap 600 company.

Pursuit is an attractions and hospitality company that owns and operates a collection of inspiring and unforgettable experiences in iconic destinations in the United States, Canada, and Iceland. Pursuit’s elevated hospitality experiences include 14 world-class point-of-interest attractions and 28 distinctive lodges, along with integrated restaurants, retail and transportation that enable visitors to discover and connect with stunning national parks and renowned global travel locations.

GES is a global exhibition services and experiential marketing company offering a comprehensive range of services to the world’s leading event organizers and brands through two reportable segments, GES Exhibitions and Spiro. GES Exhibitions is a global exhibition and trade show management business that partners with leading exhibition and conference organizers as a full-service provider of strategic and logistics solutions to manage the complexity of their shows with teams throughout North America, Europe, and the Middle East. Spiro is a global experiential marketing agency that partners with leading brands around the world to manage and elevate their experiential marketing activities, bonding brand and customer.

For more information, visit www.viad.com.

Forward- Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “can,” “may,” “expect,” “would,” “could,” “might,” “intend,” “plan,” “believe,” “estimate,” “anticipate,” “deliver,” “seek,” “aim,” “potential,” “target,” “outlook,” and similar expressions are intended to identify our forward-looking statements. Such forward-looking statements include those that address activities, events or developments that Viad or its management believes or anticipates may occur in the future, including all statements regarding expectations concerning the Mandatory Conversion, the expected timing of the closing of the GES transaction and the expected Chief Executive Officer transition in connection with the closing of the GES transaction, and Pursuit’s opportunities and performance as a standalone public company. Similarly, statements that describe our go-forward business strategy, objectives, plans, intentions, prospects, or goals also are forward-looking statements. These forward-looking statements are not historical facts and are subject to a host of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those in the forward-looking statements. Important factors that could cause actual results to differ materially from those described in our forward-looking statements are set forth under Item 1A, “Risk Factors,” of our most recent annual report on Form 10-K, our most recent Current Report on Form 10-Q, and any Current Reports on Form 8-K filed with the SEC. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release except as required by applicable law or regulation.

Contacts

Carrie Long or Michelle Porhola
Investor Relations
(602) 207-2681

ir@viad.com

Scott Bisang or Nick Lamplough
Media Relations
Pursuit-CS@collectedstrategies.com